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                                                               EXHIBIT (a)(1)(D)

               LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
                          COMPANIES AND OTHER NOMINEES

                                 SHOLODGE, INC.
                                OFFER TO PURCHASE

            7 1/2 % SUBORDINATED CONVERTIBLE NOTES, DUE NOVEMBER 2004


     THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 27, 2003 UNLESS EXTENDED OR EARLIER
  TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION
                                     TIME")

                                  July 31, 2003

To Brokers, Dealers, Commercial Banks,
 Trust Companies and other Nominees:

         We are offering to purchase up to $7,000,000, aggregate principal amount, of our 7 1/2 % Subordinated Convertible Notes, due 2004, on the terms and subject to the conditions set forth in our enclosed Purchase Offer Statement, dated July 31, 2003 (the "Statement").

         We are asking you to contact your clients for whom you hold any of these notes. For your use and for forwarding to those clients, we are enclosing the Statement, the related Letter of Transmittal and a letter to holders summarizing the Offer. We will not pay you any fees or commissions for soliciting acceptances of the Offer. However, we will reimburse you for customary mailing and handling expenses incurred by you in forwarding these materials to your clients.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

         If you or your clients would like you to tender pursuant to the Offer any notes you hold, you may do so through DTC's ATOP program or by following the instructions that appear in the Statement and in the related Letter of Transmittal. If you tender through ATOP you do not need to complete the Letter of Transmittal and Consent.

         If you have questions about the Offer or procedures for tendering or if you would like additional copies of the Statement and the Letter of Transmittal, you should call the Company at the telephone number listed below.


                                                 Very truly yours,


                                                 SHOLODGE, INC.

(Enclosures)

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU THE AGENT OF THE COMPANY, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN

SHOLODGE, INC.
Attention: Richard L. Johnson
130 Maple Drive, North
Hendersonville, TN 37075
(615) 264-8000